Exhibit 99.1

Insmed Reports Second-Quarter 2026 Financial Results and Provides Business Update

—Total Company Revenues of $425.5 Million for the Second Quarter of 2026—

—BRINSUPRI® (brensocatib) Revenues of $309.2 Million for the Second Quarter of 2026, Reflecting 49% Growth Over the First Quarter of 2026—

—ARIKAYCE® (amikacin liposome inhalation suspension) Revenues of $116.3 Million for the Second Quarter of 2026, Reflecting 8% Growth Over the Second Quarter of 2025—

—Company Raises 2026 BRINSUPRI Revenue Guidance to $1.25 Billion to $1.40 Billion—

—Company Reiterates 2026 ARIKAYCE Revenue Guidance of $450 Million to $470 Million—

—Company Raises Peak Revenue Estimate for its Three Lead Programs to More than $14 Billion Total—

—Peak Revenue Estimate Consists of More than $7 Billion for BRINSUPRI, More than $6 Billion for TPIP, and More than $1 Billion for ARIKAYCE—

BRIDGEWATER, N.J., August 6, 2026 — Insmed Incorporated (Nasdaq: INSM), a people-first global biopharmaceutical company striving to deliver first- and best-in-class therapies to transform the lives of patients facing serious diseases, today reported financial results for the second quarter ended June 30, 2026, and provided a business update.

“Our team delivered tremendous results in the second quarter of the year, reflecting our operational excellence and positioning for the future,” said Will Lewis, Chair and Chief Executive Officer of Insmed. “The U.S. BRINSUPRI launch continues to be met with significant enthusiasm and demand from patients and physicians. Additionally, we were pleased to report positive data from our ongoing open-label extension study of TPIP in PAH, reinforcing TPIP’s potential to become the prostanoid of choice. Looking ahead, our focus is on building upon the early success of the BRINSUPRI launch, preparing to execute on the potential ARIKAYCE label expansion in the U.S. and Japan, progressing our Phase 3 TPIP programs across four large indications, and advancing our multiple early-stage pipeline candidates. As a result of our team’s significant efforts, we are raising our peak revenue estimates for both BRINSUPRI and TPIP. We now expect that our three lead programs will generate more than $14 billion in combined peak sales. This ambitious yet achievable objective reflects our team's proven ability to execute and the opportunity to improve the lives of hundreds of thousands of patients worldwide.”

Progress and Anticipated Milestones by Therapeutic Area:

Respiratory

BRINSUPRI

•	BRINSUPRI global revenue grew 49% in the second quarter of 2026 compared to the first quarter of 2026, driven by strong growth in the U.S. market.
•	Insmed continues to anticipate a regulatory decision for brensocatib for the treatment of non-cystic fibrosis bronchiectasis (NCFB) in Japan in the second half of 2026.
•
In June 2026, the European Multi-centre Bronchiectasis Audit and Research Collaboration (EMBARC) announced a collaboration with Insmed to conduct a landmark three-year open-label interventional study evaluating the disease modification potential of 25 mg brensocatib in bronchiectasis.

•	Insmed continues to evaluate the potential effect of evolving U.S. policies which will then impact the timing for future potential international commercial launches.

ARIKAYCE

•	ARIKAYCE global revenue grew 8% in the second quarter of 2026 compared to the second quarter of 2025, primarily driven by strong growth in international markets.
•
In July 2026, Insmed submitted a supplemental new drug application (sNDA) to the U.S. Food and Drug Administration (FDA) for ARIKAYCE in newly diagnosed patients with MAC lung disease. Similarly, Insmed plans to review the Phase 3b ENCORE data with the Pharmaceuticals and Medical Devices Agency (PMDA) in the second half of 2026 to support potential label expansion in Japan.

TPIP

•
Insmed continues to enroll patients in the PALM-ILD trial, a Phase 3 study of treprostinil palmitil inhalation powder (TPIP) in patients with pulmonary hypertension associated with interstitial lung disease (PH-ILD).

•	Insmed is actively enrolling patients in the PALM-PAH trial, a Phase 3 study of TPIP in patients with pulmonary arterial hypertension (PAH).
•	In July 2026, Insmed reported positive 12-month data from the ongoing open-label extension (OLE) study of TPIP in patients with PAH.
•
Insmed continues to anticipate initiating a Phase 3 study of TPIP in patients with progressive pulmonary fibrosis (PPF) in the second half of 2026 and a Phase 3 study in patients with idiopathic pulmonary fibrosis (IPF) in the first half of 2027.

INS1148

•
Insmed continues to advance a Phase 2 development program for INS1148, initially targeting PPF and IPF, and is exploring other diseases where inhibition of the inflammatory functions of Stem Cell Factor 248 (SCF248) may be beneficial.

Immunology & Inflammation

INS1033

•
In July 2026, the Investigational New Drug (IND) filing for INS1033, Insmed’s second dipeptidyl peptidase 1 (DPP1) inhibitor, was cleared by the FDA for patients with rheumatoid arthritis (RA). Insmed plans to initiate a Phase 1 trial in healthy volunteers in the third quarter of 2026.

Neuro & Other Rare

INS1201

•	Insmed continues to enroll patients in the Phase 1 ASCEND clinical study of INS1201, an intrathecally delivered gene therapy for patients with Duchenne muscular dystrophy (DMD).

INS1202

•	Insmed continues to enroll patients in the Phase 1 ARMOR study of INS1202, an intrathecally delivered gene therapy for patients with amyotrophic lateral sclerosis (ALS).

Corporate Updates

•	In May 2026, Insmed presented six abstracts from across its Respiratory Therapeutic Area at the American Thoracic Society (ATS) 2026 International Conference.
•	In June 2026, Insmed appointed Samuele Butera as Senior Vice President, General Manager, Global Respiratory to lead its Respiratory Therapeutic Area.

Second-Quarter 2026 Financial Results

The following table summarizes second-quarter and year-to-date 2026 and 2025 revenues and revenue growth for BRINSUPRI and ARIKAYCE across all commercial regions:

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions)	2026	2025	Growth	2026	2025	Growth
ARIKAYCE
U.S.	$70.2	$68.7	2%	$133.1	$133.0	<1%
International	46.1	38.7	19%	81.4	67.3	21%
Total	$116.3	$107.4	8%	$214.4	$200.2	7%
BRINSUPRI
U.S.	$308.6	$-	N/A	$515.7	$-	N/A
International	0.6	-	N/A	1.3	-	N/A
Total	$309.2	$-	N/A	$517.0	$-	N/A
Total Revenues
U.S.	$378.7	$68.7	451%	$648.8	$133.0	388%
International	46.7	38.7	21%	82.6	67.3	23%
Total	$425.5	$107.4	296%	$731.5	$200.2	265%

•
Cost of product revenues (excluding amortization of intangibles) were $67.2 million for the second quarter of 2026, compared to $28.1 million for the second quarter of 2025. The increase in cost of product revenues in the second quarter of 2026 primarily reflects the increase in total product revenues for ARIKAYCE and BRINSUPRI. Cost of product revenues as a percentage of revenues decreased in the second quarter of 2026 due to sales of BRINSUPRI, which has lower manufacturing costs than ARIKAYCE.

•
Research and development (R&D) expenses were $210.0 million for the second quarter of 2026, compared to $177.2 million for the second quarter of 2025. The increase in R&D expenses for the second quarter of 2026 was primarily related to increases in compensation and benefit-related expenses, as well as stock-based compensation due to an increase in headcount, and an increase in clinical development and research costs primarily related to TPIP.

•
Selling, general and administrative (SG&A) expenses for the second quarter of 2026 were $247.5 million, compared to $154.8 million for the second quarter of 2025. The increase in SG&A expenses for the second quarter of 2026 was primarily related to increases in professional fees and other external expenses, and an increase in compensation and benefit-related expenses due to an increase in headcount, both driven by commercial activities for BRINSUPRI.

•	For the second quarter of 2026, Insmed reported a net loss of $13.2 million, or $0.06 per share, compared to a net loss of $321.7 million, or $1.70 per share, for the second quarter of 2025.

Balance Sheet, Financial Guidance, and Planned Investments

•	As of June 30, 2026, Insmed had cash, cash equivalents, and marketable securities totaling approximately $1.2 billion.
•
The Company raised its guidance for full-year 2026 BRINSUPRI revenues to a range of $1.25 billion to $1.40 billion from the previous guidance of at least $1 billion. The Company continues to anticipate full-year 2026 ARIKAYCE revenues in the range of $450 million to $470 million.

•
The Company raised its peak revenue estimate for BRINSUPRI to more than $7 billion, raised its peak revenue estimate for TPIP to more than $6 billion, and reiterated its peak revenue estimate for ARIKAYCE as more than $1 billion.

•	The Company continues to anticipate submitting an average of one to two INDs per year from its pre-clinical research programs.
•	Insmed continues to anticipate that the totality of its pre-clinical research programs will comprise less than 20% of overall expenditures.
•	The Company plans to continue to invest in the following key activities in 2026:
(i)	acceleration of BRINSUPRI commercial efforts in the U.S. and preparations for launch in Japan;
(ii)	strengthening of ARIKAYCE commercial efforts;
(iii)	preparation of regulatory submissions for full approval for ARIKAYCE in the U.S. and label expansion to include newly diagnosed patients with MAC lung disease in the U.S. and Japan;
(iv)	advancement of the clinical development programs for TPIP, including the Phase 3 studies in patients with PH-ILD, PAH, PPF, and IPF;
(v)	advancement of multiple development programs for INS1148;
(vi)	advancement of the clinical trial programs for INS1201 in DMD and INS1202 in ALS, as well as IND-enabling activities for additional programs;
(vii)	advancement of clinical trial programs for INS1033 in RA; and
(viii)	continued development of its pre-clinical research programs.

Conference Call

Insmed will host a conference call beginning today, August 6, 2026, at 8:00 AM Eastern Time. Shareholders and other interested parties may participate in the conference call by dialing (888) 210-2654 (U.S. and international) and referencing access code 7862189. The call will also be webcast live on the Company's website at www.insmed.com.

A replay of the conference call will be accessible approximately 1 hour after its completion through August 13, 2026, by dialing (800) 770-2030 (U.S.) and (609) 800-9909 (international) and referencing access code 7862189. A webcast of the call will also be archived for 90 days under the Investor Relations section of the Company's website at www.insmed.com.

INSMED INCORPORATED
Consolidated Statements of Net Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Product revenues, net	$425,486	$107,415	$731,450	$200,238

Operating expenses:
Cost of product revenues (excluding amortization of intangible assets)	67,212	28,075	114,632	49,353
Research and development	210,034	177,190	419,519	329,767
Selling, general and administrative	247,467	154,763	494,726	302,308
Amortization of intangible assets	2,081	1,263	4,162	2,526
Change in fair value of contingent consideration liabilities	(99,760)	59,000	(146,721)	77,300
Total operating expenses	427,034	420,291	886,318	761,254

Operating loss	(1,548)	(312,876)	(154,868)	(561,016)

Investment income	10,979	13,225	23,019	27,131
Interest expense	(20,273)	(21,245)	(40,355)	(42,814)
Other (expense) income, net	(531)	453	(1,267)	585
Loss before income taxes	(11,373)	(320,443)	(173,471)	(576,114)

Provision for income taxes	1,869	1,243	3,334	2,155

Net loss	$(13,242)	$(321,686)	$(176,805)	$(578,269)

Basic and diluted net loss per share	$(0.06)	$(1.70)	$(0.82)	$(3.12)

Weighted average basic and diluted common shares outstanding	217,352	189,302	216,415	185,104

INSMED INCORPORATED
Consolidated Balance Sheets
(in thousands, except par value and share data)

	As of
	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$544,765	$510,445
Marketable securities	615,547	919,602
Accounts receivable	215,325	140,857
Inventory	142,384	132,068
Prepaid expenses and other current assets	115,898	91,236
Total current assets	1,633,919	1,794,208

Fixed assets, net	107,219	102,942
Finance lease right-of-use assets	14,205	15,561
Operating lease right-of-use assets	13,179	20,708
Intangibles, net	93,489	97,651
Goodwill	136,110	136,110
Other assets	104,444	97,378
Total assets	$2,102,565	$2,264,558

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$428,929	$456,060
Finance lease liabilities	3,549	3,345
Operating lease liabilities	6,266	9,469
Total current liabilities	438,744	468,874

Debt, long-term	543,513	540,964
Royalty financing agreement	159,843	162,865
Contingent consideration	170,550	314,340
Finance lease liabilities, long-term	18,890	20,719
Operating lease liabilities, long-term	7,663	12,174
Other long-term liabilities	5,868	5,646
Total liabilities	1,345,071	1,525,582

Shareholders' equity:
Common stock, $0.01 par value; 500,000,000 authorized shares, 218,281,059 and 214,255,853 issued and outstanding shares at June 30, 2026 and December 31, 2025, respectively	2,183	2,143
Additional paid-in capital	6,572,181	6,372,064
Accumulated deficit	(5,813,497)	(5,636,692)
Accumulated other comprehensive (loss) gain	(3,373)	1,461
Total shareholders' equity	757,494	738,976
Total liabilities and shareholders' equity	$2,102,565	$2,264,558

About ARIKAYCE

ARIKAYCE® is approved in the United States as ARIKAYCE (amikacin liposome inhalation suspension), in Europe as ARIKAYCE Liposomal 590 mg Nebuliser Dispersion, and in Japan as ARIKAYCE inhalation 590 mg (amikacin sulfate inhalation drug product). Current international treatment guidelines recommend the use of ARIKAYCE for appropriate patients. ARIKAYCE is a novel, inhaled, once-daily formulation of amikacin, an established antibiotic that was historically administered intravenously and associated with severe toxicity to hearing, balance, and kidney function. Insmed’s proprietary PULMOVANCE™ liposomal technology enables the delivery of amikacin directly to the lungs, where liposomal amikacin is taken up by lung macrophages where the infection resides, while limiting systemic exposure. ARIKAYCE is administered once daily using the Lamira® Nebulizer System manufactured by PARI Pharma GmbH (PARI).

About PARI Pharma and the Lamira® Nebulizer System

ARIKAYCE is delivered by a novel inhalation device, the Lamira® Nebulizer System, developed by PARI. Lamira® is a quiet, portable nebulizer that enables efficient aerosolization of ARIKAYCE via a vibrating, perforated membrane. Based on PARI's 100-year history working with aerosols, PARI is dedicated to advancing inhalation therapies by developing innovative delivery platforms to improve patient care.

About BRINSUPRI

BRINSUPRI® (brensocatib) is a small molecule, once-daily, oral, reversible inhibitor of dipeptidyl peptidase 1 (DPP1). BRINSUPRI (brensocatib 10 mg and 25 mg tablets) is indicated in the United States for the treatment of non-cystic fibrosis bronchiectasis (NCFB) in adult and pediatric patients 12 years of age or older. In the European Union, BRINSUPRI (brensocatib 25 mg tablets) is approved for the treatment of NCFB in patients 12 years of age and older with two or more exacerbations in the prior 12 months. In the U.K., BRINSUPRI (brensocatib 25 mg tablets) is approved for the treatment of NCFB in patients 12 years of age and older with two or more flare ups or worsening of symptoms in the past 12 months. Brensocatib is designed to inhibit the activation of enzymes (neutrophil serine proteases) in neutrophils that are key drivers of chronic airway inflammation in NCFB.

About TPIP

Treprostinil palmitil inhalation powder (TPIP) is an investigational dry powder formulation of treprostinil palmitil, a treprostinil prodrug consisting of treprostinil linked by an ester bond to a 16-carbon chain. Designed entirely in Insmed's laboratories, TPIP is a potentially highly differentiated prostanoid being developed as once-daily therapy for the treatment of patients with pulmonary arterial hypertension (PAH), pulmonary hypertension associated with interstitial lung disease (PH-ILD), progressive pulmonary fibrosis (PPF), and idiopathic pulmonary fibrosis (IPF). TPIP is administered in a capsule-based inhalation device. TPIP is an investigational drug product that has not been approved for any indication in any jurisdiction.

About INS1033

INS1033 is an investigational small molecule, oral, reversible dipeptidyl peptidase 1 (DPP1) inhibitor. Designed entirely in Insmed’s laboratories, INS1033 is being developed as a potential once-daily therapy, initially for patients with rheumatoid arthritis (RA), with additional clinical programs expected to follow in ulcerative colitis (UC) and chronic obstructive pulmonary disease (COPD). DPP1 is an enzyme responsible for activating neutrophil serine proteases (NSPs), such as neutrophil elastase, in neutrophils when they are formed in the bone marrow. Neutrophils are the most common type of white blood cell and play an essential role in pathogen destruction and inflammatory mediation. Excessive activation and secretion of NSPs can cause inflammatory response and tissue damage. By inhibiting DPP1 and its activation of NSPs, INS1033 may address the chronic neutrophilic-related inflammation associated with diseases such as RA, UC, and COPD. INS1033 is an investigational drug product that has not been approved for any indication in any jurisdiction.

About INS1148

INS1148 is an investigational monoclonal antibody that Insmed is developing as a potential first-in-class therapy initially for patients with progressive pulmonary fibrosis (PPF) and idiopathic pulmonary fibrosis (IPF), with other diseases being explored where inhibition of the inflammatory functions of Stem Cell Factor 248 (SCF248) may be beneficial. Through its novel mechanism of action, INS1148 preferentially targets a specific isoform of Stem Cell Factor, called SCF248. Binding to SCF248 induces clearance of this SCF isoform and interrupts only the inflammatory cascade downstream of c-Kit signaling, while leaving its homeostatic and tissue healing pathways intact. INS1148 is an investigational drug product that has not been approved for any indication in any jurisdiction.

About INS1201

INS1201 is an investigational micro-dystrophin adeno-associated virus (AAV9) gene therapy that Insmed is developing as a potential treatment for patients with Duchenne muscular dystrophy (DMD). Administered intrathecally, this approach has the potential to target both skeletal and cardiac muscles as a one-time fixed (non-weight-based) dose. INS1201 is an investigational drug product that has not been approved for any indication in any jurisdiction.

About INS1202

INS1202 is an investigational adeno-associated virus (AAV9) short hairpin RNA (shRNA) construct targeting the human superoxide dismutase type 1 (SOD1) gene. Insmed is developing INS1202 as a potential treatment for patients with amyotrophic lateral sclerosis (ALS) who carry SOD1 mutations and those who do not have SOD1 mutations. INS1202 is administered intrathecally as a one-time fixed (non-weight-based) dose. INS1202 is an investigational drug product that has not been approved for any indication in any jurisdiction.

IMPORTANT SAFETY INFORMATION AND BOXED WARNING FOR ARIKAYCE IN THE U.S.

WARNING: RISK OF INCREASED RESPIRATORY ADVERSE REACTIONS

ARIKAYCE has been associated with an increased risk of respiratory adverse reactions, including hypersensitivity pneumonitis, hemoptysis, bronchospasm, and exacerbation of underlying pulmonary disease that have led to hospitalizations in some cases.

Hypersensitivity Pneumonitis has been reported with the use of ARIKAYCE in the clinical trials. Hypersensitivity pneumonitis (reported as allergic alveolitis, pneumonitis, interstitial lung disease, allergic reaction to ARIKAYCE) was reported at a higher frequency in patients treated with ARIKAYCE plus background regimen (3.1%) compared to patients treated with a background regimen alone (0%). Most patients with hypersensitivity pneumonitis discontinued treatment with ARIKAYCE and received treatment with corticosteroids. If hypersensitivity pneumonitis occurs, discontinue ARIKAYCE and manage patients as medically appropriate.

Hemoptysis has been reported with the use of ARIKAYCE in the clinical trials. Hemoptysis was reported at a higher frequency in patients treated with ARIKAYCE plus background regimen (17.9%) compared to patients treated with a background regimen alone (12.5%). If hemoptysis occurs, manage patients as medically appropriate.

Bronchospasm has been reported with the use of ARIKAYCE in the clinical trials. Bronchospasm (reported as asthma, bronchial hyperreactivity, bronchospasm, dyspnea, dyspnea exertional, prolonged expiration, throat tightness, wheezing) was reported at a higher frequency in patients treated with ARIKAYCE plus background regimen (28.7%) compared to patients treated with a background regimen alone (10.7%). If bronchospasm occurs during the use of ARIKAYCE, treat patients as medically appropriate.

Exacerbations of underlying pulmonary disease has been reported with the use of ARIKAYCE in the clinical trials. Exacerbations of underlying pulmonary disease (reported as chronic obstructive pulmonary disease (COPD), infective exacerbation of COPD, infective exacerbation of bronchiectasis) have been reported at a higher frequency in patients treated with ARIKAYCE plus background regimen (14.8%) compared to patients treated with background regimen alone (9.8%). If exacerbations of underlying pulmonary disease occur during the use of ARIKAYCE, treat patients as medically appropriate.

Anaphylaxis and Hypersensitivity Reactions: Serious and potentially life-threatening hypersensitivity reactions, including anaphylaxis, have been reported in patients taking ARIKAYCE. Signs and symptoms include acute onset of skin and mucosal tissue hypersensitivity reactions (hives, itching, flushing, swollen lips/tongue/uvula), respiratory difficulty (shortness of breath, wheezing, stridor, cough), gastrointestinal symptoms (nausea, vomiting, diarrhea, crampy abdominal pain), and cardiovascular signs and symptoms of anaphylaxis (tachycardia, low blood pressure, syncope, incontinence, dizziness). Before therapy with ARIKAYCE is instituted, evaluate for previous hypersensitivity reactions to aminoglycosides. If anaphylaxis or a hypersensitivity reaction occurs, discontinue ARIKAYCE and institute appropriate supportive measures.

Ototoxicity has been reported with the use of ARIKAYCE in the clinical trials. Ototoxicity (including deafness, dizziness, presyncope, tinnitus, and vertigo) were reported with a higher frequency in patients treated with ARIKAYCE plus background regimen (17%) compared to patients treated with background regimen alone (9.8%). This was primarily driven by tinnitus (7.6% in ARIKAYCE plus background regimen vs 0.9% in the background regimen alone arm) and dizziness (6.3% in ARIKAYCE plus background regimen vs 2.7% in the background regimen alone arm). Closely monitor patients with known or suspected auditory or vestibular dysfunction during treatment with ARIKAYCE. If ototoxicity occurs, manage patients as medically appropriate, including potentially discontinuing ARIKAYCE.

Nephrotoxicity was observed during the clinical trials of ARIKAYCE in patients with MAC lung disease but not at a higher frequency than background regimen alone. Nephrotoxicity has been associated with the aminoglycosides. Close monitoring of patients with known or suspected renal dysfunction may be needed when prescribing ARIKAYCE.

Neuromuscular Blockade: Patients with neuromuscular disorders were not enrolled in ARIKAYCE clinical trials. Patients with known or suspected neuromuscular disorders, such as myasthenia gravis, should be closely monitored since aminoglycosides may aggravate muscle weakness by blocking the release of acetylcholine at neuromuscular junctions.

Embryo-Fetal Toxicity: Aminoglycosides can cause fetal harm when administered to a pregnant woman. Aminoglycosides, including ARIKAYCE, may be associated with total, irreversible, bilateral congenital deafness in pediatric patients exposed in utero. Patients who use ARIKAYCE during pregnancy, or become pregnant while taking ARIKAYCE should be apprised of the potential hazard to the fetus.
Contraindications: ARIKAYCE is contraindicated in patients with known hypersensitivity to any aminoglycoside.

Most Common Adverse Reactions: The most common adverse reactions in Trial 1 at an incidence ≥5% for patients using ARIKAYCE plus background regimen compared to patients treated with background regimen alone were dysphonia (47% vs 1%), cough (39% vs 17%), bronchospasm (29% vs 11%), hemoptysis (18% vs 13%), ototoxicity (17% vs 10%), upper airway irritation (17% vs 2%), musculoskeletal pain (17% vs 8%), fatigue and asthenia (16% vs 10%), exacerbation of underlying pulmonary disease (15% vs 10%), diarrhea (13% vs 5%), nausea (12% vs 4%), pneumonia (10% vs 8%), headache (10% vs 5%), pyrexia (7% vs 5%), vomiting (7% vs 4%), rash (6% vs 2%), decreased weight (6% vs 1%), change in sputum (5% vs 1%), and chest discomfort (5% vs 3%).

Drug Interactions: Avoid concomitant use of ARIKAYCE with medications associated with neurotoxicity, nephrotoxicity, and ototoxicity. Some diuretics can enhance aminoglycoside toxicity by altering aminoglycoside concentrations in serum and tissue. Avoid concomitant use of ARIKAYCE with ethacrynic acid, furosemide, urea, or intravenous mannitol.

Overdosage: Adverse reactions specifically associated with overdose of ARIKAYCE have not been identified. Acute toxicity should be treated with immediate withdrawal of ARIKAYCE, and baseline tests of renal function should be undertaken. Hemodialysis may be helpful in removing amikacin from the body. In all cases of suspected overdosage, physicians should contact the Regional Poison Control Center for information about effective treatment.

U.S. INDICATION

LIMITED POPULATION: ARIKAYCE® is indicated in adults, who have limited or no alternative treatment options, for the treatment of Mycobacterium avium complex (MAC) lung disease as part of a combination antibacterial drug regimen in patients who do not achieve negative sputum cultures after a minimum of 6 consecutive months of a multidrug background regimen therapy. As only limited clinical safety and effectiveness data for ARIKAYCE are currently available, reserve ARIKAYCE for use in adults who have limited or no alternative treatment options. This drug is indicated for use in a limited and specific population of patients.

This indication is approved under accelerated approval based on achieving sputum culture conversion (defined as 3 consecutive negative monthly sputum cultures) by Month 6. Clinical benefit has not yet been established. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

Limitation of Use:

ARIKAYCE has only been studied in patients with refractory MAC lung disease defined as patients who did not achieve negative sputum cultures after a minimum of 6 consecutive months of a multidrug background regimen therapy. The use of ARIKAYCE is not recommended for patients with non-refractory MAC lung disease.

Patients are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1‑800‑FDA‑1088. You can also call the Company at 1-844-4-INSMED.

Please see Full Prescribing Information.

BRINSUPRI® (brensocatib) U.S. INDICATION AND IMPORTANT SAFETY INFORMATION

Indication in the U.S.

BRINSUPRI is indicated for the treatment of non-cystic fibrosis bronchiectasis (NCFB) in adult and pediatric patients 12 years of age and older.

Important Safety Information in the U.S.

WARNINGS AND PRECAUTIONS
Dermatologic Adverse Reactions
Treatment with BRINSUPRI is associated with an increase in dermatologic adverse reactions, including rash, dry skin, and hyperkeratosis. Monitor patients for development of new rashes or skin conditions and refer patients to a dermatologist for evaluation of new dermatologic findings.

Gingival and Periodontal Adverse Reactions
Treatment with BRINSUPRI is associated with an increase in gingival and periodontal adverse reactions. Refer patients to dental care services for regular dental checkups while taking BRINSUPRI. Advise patients to perform routine dental hygiene.

Live Attenuated Vaccines
It is unknown whether administration of live attenuated vaccines during BRINSUPRI treatment will affect the safety or effectiveness of these vaccines. The use of live attenuated vaccines should be avoided in patients receiving BRINSUPRI.

ADVERSE REACTIONS
The most common adverse reactions ≥2% in the ASPEN trial included upper respiratory tract infection, headache, rash, dry skin, hyperkeratosis, and hypertension. The safety profile for adult patients with NCFB in WILLOW was generally similar to ASPEN, except for a higher incidence of gingival and periodontal adverse reactions.

Less Common Adverse Reactions

Liver Function Test Elevations
In ASPEN, there was an increase from baseline in average ALT, AST, and alkaline phosphatase levels at all time points from Week 4 through Week 56 in both BRINSUPRI 10 mg and 25 mg arms compared to placebo. The incidence of ALT >3X upper limit of normal (ULN) was 0%, 1.2%, and 0.9%; the incidence of AST >3X ULN was 0.2%, 0.3%, and 0.5%; and the incidence of alkaline phosphatase >1.5X ULN was 2.5%, 4.1%, and 4.0% in patients treated with placebo and BRINSUPRI 10 mg and 25 mg, respectively.

Skin Cancers
In ASPEN, the incidence of skin cancers among patients treated with BRINSUPRI 10 mg and 25 mg was 0.5% and 1.9%, respectively, compared to 1.1% in placebo-treated patients.

Alopecia
In ASPEN, the incidence of alopecia among patients treated with BRINSUPRI 10 mg and 25 mg was 1.5% and 1.6% respectively, compared to 0.4% in placebo-treated patients.

USE IN SPECIFIC POPULATIONS

Pregnancy: There are no clinical data on the use of BRINSUPRI in pregnant women.

Lactation: There is no information regarding the presence of BRINSUPRI and/or its metabolite(s) in human milk, the effects on the breastfed infant, or the effects on milk production. The developmental and health benefits of breastfeeding should be considered along with the mother's clinical need for BRINSUPRI and any potential adverse effects on the breastfed child from BRINSUPRI or from the underlying maternal condition.

Pediatric use: The safety and effectiveness of BRINSUPRI for the treatment of NCFB have been established in pediatric patients aged 12 years and older. Common adverse reactions in pediatric patients aged 12 years and older enrolled in ASPEN were consistent with those in adults. The safety and effectiveness of BRINSUPRI have not been established in pediatric patients younger than 12 years of age.

Please see full US Prescribing Information.

About Insmed
Insmed Incorporated is a people-first global biopharmaceutical company striving to deliver first- and best-in-class therapies to transform the lives of patients facing serious diseases. The Company is advancing a diverse portfolio of approved and mid- to late-stage investigational medicines — including two approved therapies to treat chronic, debilitating lung diseases — as well as cutting-edge drug discovery focused on serving patient communities where the need is greatest. Insmed's commercial portfolio and clinical pipeline are organized around three therapeutic areas: Respiratory, Immunology & Inflammation, and Neuro & Other Rare. The Company's research engine is advancing a wide range of technologies and modalities, including gene therapy, AI-driven protein engineering, RNA end-joining, and synthetic rescue, in the pursuit of future pipeline candidates.

Headquartered in Bridgewater, New Jersey, Insmed has offices and research locations throughout the United States, Europe, and Japan. Insmed is proud to be recognized as one of the best employers in the biopharmaceutical industry, including spending five consecutive years as the No. 1 Science Top Employer. Visit www.insmed.com to learn more or follow us on LinkedIn, Instagram, YouTube, and X.

Forward-looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. “Forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, are statements that are not historical facts and involve a number of risks and uncertainties. Words herein such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “intends,” “potential,” “continues,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) may identify forward-looking statements.

The forward-looking statements in this press release are based upon the Company’s current expectations and beliefs, and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance and achievements and the timing of certain events to differ materially from the results, performance, achievements or timings discussed, projected, anticipated or indicated in any forward-looking statements. Such risks, uncertainties and other factors include, among others, the following: failure to continue to successfully commercialize ARIKAYCE in the U.S., Europe or Japan or failure to successfully commercialize BRINSUPRI in the U.S. or Europe, or to maintain U.S., European or Japanese approval for ARIKAYCE or U.S. or European approval for BRINSUPRI; our inability to obtain full approval of ARIKAYCE from the FDA or our failure to obtain regulatory approval to expand ARIKAYCE’s indication to a broader patient population; failure to obtain, or delays in obtaining, regulatory approvals for our product candidates in the U.S., Europe or Japan, for ARIKAYCE outside of the U.S., Europe and Japan, including separate regulatory approval for the Lamira® Nebulizer System in each market and for each usage, or for BRINSUPRI outside of the U.S. and Europe; failure to successfully commercialize our product candidates, if approved by applicable regulatory authorities, or to maintain applicable regulatory approvals for such product candidates, if approved; uncertainties or changes in the degree of market acceptance of our marketed products or, if approved, our product candidates, by physicians, patients, third-party payors and others in the healthcare community; our inability to obtain and maintain adequate reimbursement from government or third-party payors for our marketed products or, if approved, our product candidates, or acceptable prices for our marketed products or, if approved, our product candidates; inaccuracies in our peak sales estimates for our marketed products and our product candidates; inaccuracies in our estimates of the size of the potential markets for our marketed products and our product candidates or in data we have used to identify physicians, expected rates of patient uptake, duration of expected treatment, or expected patient adherence or discontinuation rates; failure of third parties on which we are dependent to manufacture sufficient quantities of our marketed products and our product candidates for commercial or clinical needs, as applicable, to conduct our clinical trials, or to comply with our agreements or laws and regulations that impact our business; risks and uncertainties associated with, and the perceived benefits of, our senior secured loan with certain funds managed by Pharmakon Advisors, LP and our royalty financing with OrbiMed Royalty & Credit Opportunities IV, LP, including our ability to maintain compliance with the covenants in the agreements for the senior secured loan and royalty financing and the impact of the restrictions on our operations under these agreements; our inability to create or maintain an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of our marketed products or any of our product candidates that are approved in the future; failure to successfully conduct future clinical trials for our marketed products or our product candidates and our potential inability to enroll or retain sufficient patients to conduct and complete the trials or generate data necessary for regulatory approval of our product candidates; development of unexpected safety or efficacy concerns related to our marketed products or our product candidates; risks that our clinical studies will be delayed, that serious side effects will be identified during drug development, or that any protocol amendments submitted will be rejected; failure to successfully predict the time and cost of development, regulatory approval and commercialization for novel gene therapy products; risk that interim, topline or preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available or may be interpreted differently if additional data are disclosed, or that blinded data will not be predictive of unblinded data; risk that our competitors may obtain orphan drug exclusivity for a product that is essentially the same as a product we are developing for a particular indication; our inability to attract and retain key personnel or to effectively manage our growth; our inability to successfully integrate our acquisitions and appropriately manage the amount of management’s time and attention devoted to integration activities; risks that our acquired technologies, products and product candidates will not be commercially successful; inability to adapt to our highly competitive and changing environment; inability to access, upgrade or expand our technology systems or difficulties in updating our existing technology or developing or implementing new technology; risk that we are unable to maintain our significant customers; risk that healthcare legislation or other government action materially adversely affects our business; business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises; risk that our current and potential future use of AI and machine learning may not be successful; deterioration in general economic conditions in the U.S., Europe, Japan and globally, including the effect of prolonged periods of inflation, affecting us, our suppliers, third-party service providers and potential partners; risk that we could become involved in costly intellectual property disputes, be unable to adequately protect our intellectual property rights or prevent disclosure of our trade secrets and other proprietary information, and incur costs associated with litigation or other proceedings related to such matters; restrictions or other obligations imposed on us by agreements related to our marketed products or our product candidates, including our license agreements with PARI and AstraZeneca AB, and failure to comply with our obligations under such agreements; the cost and potential reputational damage resulting from litigation to which we are or may become a party, including product liability claims; risk that our operations are subject to a material disruption in the event of a cybersecurity attack or issue; changes in laws and regulations applicable to our business, including any pricing reform and laws that impact our ability to utilize certain third parties in the research, development or manufacture of our product candidates, and failure to comply with such laws and regulations; our history of operating losses, and the possibility that we never achieve or maintain profitability; goodwill impairment charges affecting our results of operations and financial condition; inability to repay our existing indebtedness and uncertainties with respect to our ability to access future capital; and delays in the execution of plans to build out an additional third-party manufacturing facility approved by the appropriate regulatory authorities and unexpected expenses associated with those plans.

The Company may not actually achieve the results, plans, intentions or expectations indicated by the Company's forward-looking statements because, by their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. For additional information about the risks and uncertainties that may affect the Company's business, please see the factors discussed in Item 1A, “Risk Factors,” in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and any subsequent Company filings with the Securities and Exchange Commission (SEC).

The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release. The Company disclaims any obligation, except as specifically required by law and the rules of the SEC, to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contact:

Investors:
Bryan Dunn
Vice President, Investor Relations
(646) 812-4030
investor.relations@insmed.com

Media:
Claire Mulhearn
Vice President, Corporate Communications
(862) 842-6819
media@insmed.com